UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

May 27, 2011
Date of Report (Date of earliest event reported)

GTJ REIT, INC.
(Exact name of registrant as specified in its Charter)

Maryland	0001368757	20-5188065
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

444 Merrick Road
Lynbrook, NY 11563
(Address of principal executive offices) (Zip Code)

(516) 881-3535
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 3, 2011, GTJ REIT, Inc. (the “Company”) and Michael Kessman, its Chief Accounting Officer, entered into a separation agreement (the “Separation Agreement”) evidencing the terms of his election to terminate his employment effective June 3, 2011 (the “Separation Date”).  Pursuant to the Separation Agreement, Mr. Kessman will continue to receive a base salary totaling $92,764.50 payable in twenty-five (25) weekly installments of $3,710.58, less legally required federal, state and local deductions.  In addition, Mr. Kessman would be paid for any unused vacation time as of the Separation Date, less legally required federal, state and local deductions.  Additionally, should Mr. Kessman elect COBRA health insurance continuation coverage, the Company shall pay all premiums associated therewith to continue his present health insurance coverage until the earlier of six (6) months or until such time that he becomes eligible for coverage through another source such as new employment.  The Separation Agreement contains such other usual and customary provisions contained in agreements of this type including, without limitation, confidentiality, releases and an agreement that Mr. Kessman provide reasonable assistance to the Company while receiving severance payments concerning the work performed during his employment and the transition of his responsibilities.

Item 5.02                Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           On June 3, 2011, Michael Kessman, the Company’s Chief Accounting Officer, elected to terminate his employment with the Company effective June 3, 2011.

(e)           The information contained in Item 1.01 of this current report on Form 8-K is hereby incorporated by reference to this Item 5.02(e).

Item 8.01               Other Events

On May 27, 2011, the Company received oral notice from the Hartford Insurance Company that it would not renew its lease for the Company’s property located at 8 Farm Springs Road, Farmington, Connecticut.  As such, the lease for the Farmington, Connecticut property will expire by its terms on August 31, 2012.  The Company intends to actively search for a new tenant or tenants for the  Farmington, Connecticut property.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 6, 2011	GTJ REIT, INC.

By: /s/ David J. Oplanich
David J. Oplanich
Chief Financial Officer